Exhibit 99.2

CACI Completes Acquisition of XEN Corporation

Synergies in Information Security and Electronic Commerce
for Growth in Intelligence Markets

Arlington, Va., February 2, 2000 -- CACI International Inc (NASDAQ: CACI) announced today it has completed the acquisition of all of the outstanding shares of XEN Corporation (XEN), a privately held Delaware company.

XEN is headquartered in Fairfax, Virginia, with other offices in Denver, Colorado. XEN provides quality systems engineering, engineering design, distance learning, training development, multimedia support, electronic commerce, and data security services to national intelligence organizations, the Department of Defense, and the U.S. Navy. XEN's revenues for its fiscal year ending September 30, 1999 were $8.5 million.

L. Kenneth Johnson, President, CACI, Inc., stated that "This addition of XEN's capabilities to ours will enable us to continue the growth of our work for the intelligence community. We continue to see significant opportunity for CACI in this area as the breadth of our offerings expands."

CACI International Inc (http://www.caci.com) is an information technology products and services provider specializing in developing and integrating systems, software, and networks and providing intelligence, e-commerce, and information assurance services to government agencies and commercial enterprises worldwide. Celebrating 38 years in business, the company has approximately 4,300 employees and operates out of more than 90 offices in the U.S. and Europe.

There are statements made above which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: changes in interest rates; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds; government contract procurement (such as bid protest) and termination risks; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; our ability to complete acquisitions and/or divestitures appropriate to achievement of our strategic plans; and other risks described in the Company's Securities and Exchange Commission filings.

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For investor information contact: David Dragis Investory Relations Director (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Vice President Public Relations (703) 841-7801 jbrown@caci.com